Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-280781, No. 333-285741 and No. 333-299854) and Form S-3 (No. 333-289188 and No. 333-290015) of our report dated March 19, 2026, with respect to the consolidated financial statements of Southern Realty Trust Inc. as of and for the years ended December 31, 2025 and 2024 appearing in this Current Report on Form 8-K of Sunrise Realty Trust, Inc. filed with the Securities and Exchange Commission on November 5, 2026.

/s/ CohnReznick LLP

Baltimore, Maryland
November 5, 2026